Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact: Andrew A. Krakauer	Richard E. Moyer
President & CEO	Cameron Associates, Inc.
Cantel Medical Corp.	richard@cameronassoc.com
Phone: 973-890-7220	Phone: 212-554-5466

ANN E. BERMAN TO JOIN THE BOARD OF

DIRECTORS OF CANTEL MEDICAL CORP.

Little Falls, NJ—March 22, 2011— Cantel Medical Corp. (NYSE:CMN) today announced the appointment of Ann E. Berman to serve as an independent member of Cantel’s Board of Directors.

Ms. Berman is the former Chief Financial Officer (2002-2006) of Harvard University. As CFO of Harvard, Ms. Berman was responsible for an operating budget of more than $2.8 billion, and net assets in excess of $30 billion. As CFO, Ms. Berman brought a focus on the quality of financial management and “best practice” standards to Harvard. She was responsible for establishing and maintaining an adequate and effective internal control structure within the University, and worked closely with the University’s audit committee to minimize risk. Her areas of responsibility included financial strategy and policy; Treasury functions, including debt issuance and cash management; risk management and audit services; oversight and administration of government sponsored research; financial reporting; financial operations; and budget and financial planning.

In her role on the Harvard Management Company Board, Ms. Berman participated in the work of the Finance/Audit Committee and the Valuation Committee. She was responsible for a governance review of the Management Company and its Board.

Ms. Berman serves on the Board of Directors and Audit Committee of Loews Corporation, a diversified holding company, and as a board member and the Chair of the Audit Committee of Eaton Vance Corporation, an investment manager of over $150 billion in investment funds and separate accounts.

Before moving into higher education administration, Ms. Berman was a partner at Richard A. Eisner & Co., a New York-based regional accounting firm, where she specialized in tax and consulting work for a wide range of corporate and individual clients. She began her career with Price Waterhouse & Co., where she worked in both audit and taxation. Ms. Berman holds a B.A. from Cornell University where she was elected to Phi Beta Kappa, and an MBA from the Wharton School of the University of Pennsylvania. She is also a certified public accountant.

Charles M. Diker, Cantel’s Chairman, commented, “We are delighted to have somebody as accomplished as Ann join our board, and we look forward to benefitting from her broad experience and expertise in financial management, reporting, and corporate governance.”

About Cantel Medical Corp.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for the dental industry, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.